Exhibit 10.2

May 11, 2022                                                                        VIA HAND DELIVERY

[Name]

[Street]

[City, State, Zip]

Re: Management Incentive Plan

Dear [NAME]:

Abraxas Petroleum Corporation, a Nevada corporation (the “Company”) has established a Management Incentive Plan (the “MIP”) to assure the present and future continuity, objectivity, and dedication of selected individuals, notwithstanding the possibility, threat, or occurrence of a change of control of the Company. You are eligible to receive a payment under the MIP under certain circumstances in connection with a Change of Control of the Company, and the Company considers the continued availability of your services, managerial skills and business experience to be in the best interest of the Company and its stockholders.

Accordingly, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

AGREEMENTS

1.    Change of Control; MIP Pool. As specified in Exhibit A, upon the occurrence of a Change of Control, an allocated dollar amount will be calculated and made available to be distributed to the participants (each a “Participant”) in the MIP (said cash allocation referred to herein as the “MIP Pool”). Subject to your continued employment with the Company through the occurrence of a Change of Control, you are allocated ____ shares in the MIP Pool, and thus, subject to the terms and conditions set forth in this Agreement, you are eligible to receive a payment equal to (1) the aggregate dollar amount of the MIP Pool, divided by the total number of shares in the MIP allocated to all participants; multiplied by (2)  the number of MIP shares allocated to you as set forth herein (the resulting amount, the “MIP Payment”). Any such MIP Payment shall be paid 90 days after the consummation or occurrence of the Change of Control (“Payment Date”), provided, however, if the Participant is involuntarily separated from service at the Company after the Participant has become entitled to the MIP Payment as described herein, but before the Payment Date, the MIP Payment shall be paid on the effective date of the separation from service. Any such MIP Payment shall be paid in cash and securities in the same ratio as the consideration received by the Company and/or its stockholders in connection with such Change of Control. If the Company is subject to a holdback, you shall also be subject to the same holdback percentage and conditions thereof. The MIP Payment shall be subject to all applicable tax and other legally-required withholdings.

2.    Change of Control. For purposes hereof, Change of Control shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing a majority or more of the combined voting power of the Company's then outstanding securities (such Change of Control to be effective on the date of such acquisition or of the right to acquire such shares), (ii) the consummation of a merger or consolidation of the Company with any other entity, or (iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets or mineral properties. Notwithstanding the foregoing, however, the following shall be deemed not to be a Change in Control: (A) a transaction the sole purpose of which is to (x) change the state of the Company’s incorporation, or (y) create a holding company, the outstanding shares of which are owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or (B) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

3.    Exception to Continuous Employment Prior to Change of Control. In order to be eligible for a MIP Payment, you must be continuously employed by the Company through the consummation of the Change of Control; provided, however, that if you are terminated by the Company without “Cause” (as defined below) within the 60-day period preceding the consummation of the Change of Control, you will be deemed to have been employed by the Company as of consummation of the Change of Control. Termination by the Company of your employment for “Cause” shall mean termination upon (i) the continued failure to substantially perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for more than 10 days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) engagement by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) your indictment for, conviction of, or the entering of a guilty plea or plea of nolo contendere with respect to, any felony or any other crime involving moral turpitude, (iv) your material violation of the written policies of the Company and its affiliates, including, without limitation, those relating to sexual harassment, or (v) a breach of any restrictive covenants to which you are subject.

4.    Tax Matters.

(a)    You understand that you will recognize income, for Federal, state and local income tax purposes, as applicable, in respect of any MIP Payment made to you. You agree to report the relevant income in accordance with then applicable law and to cooperate with the Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

(b)    You are responsible for all tax obligations that arise as a result of any MIP Payment to you. The Company may withhold from any amount payable to you an amount sufficient to cover any Federal, state or local withholding taxes which may become required or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the MIP Payment. The Company shall have the right to require the payment of any such taxes and require that you, or your beneficiary, furnish information deemed necessary by the Company to meet any tax reporting obligation pursuant to the MIP Payment. You may pay your withholding tax obligation in connection with the MIP Payment by making a cash payment to the Company.

(c)    Section 280G

(i)    To the extent that any payment or distribution to or for the benefit of the Participant pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any affiliate, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments") would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall pay or provide to you the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates): (1) the Payments, or (2) one dollar less than the amount of the Payments that would subject the Participant to the Excise Tax (the “Safe Harbor Cap”). If the Payments are so reduced, the Company shall reduce or eliminate the Payments in the following order: (A) equity-based payments that may not be valued under Treas. Reg. Section 1.280G-1, Q&A-24(c) ("24(c)"), (B) cash-based payments that many not be valued under 24(c), (C) equity-based payments that may be valued under 24(c), (D) cash payments that may be valued under 24(c) and (E) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Qualified Firm's (as defined below) determination.

(ii)    All determinations required to be made under this Section (c), including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm or executive compensation consulting firm, in either case of national standing (a “Qualified Firm”) selected by the Company that is reasonably acceptable to the Participant. All fees and expenses of the Qualified Firm shall be borne solely by the Company. Any determination by the Qualified Firm shall be binding upon the Company and the Participant. Participant shall cooperate, to the extent Participant’s reasonable out-of-pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

5.    Waiver of Severance Benefits. In the event of a Change of Control and termination of your employment, you may be entitled to certain severance payments under the Abraxas Petroleum Corporation 2008 Severance Plan (“Severance Plan”) or otherwise. For and in consideration of the Company’s agreement that you become a Participant in the MIP, you hereby, now and forever, waive, release, and forego any right you may have to any severance benefits payable by the Company, including without limitation, any payments pursuant to the Severance Plan.

6.    No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to confer upon the Participant the right to continue in the employment or service of the Company, or impose any limitation on any right of the Company or any of its affiliates to terminate the Participant's employment or service at any time for any reason.

7.    Acknowledgements. You acknowledge and agree that you have fully read, understand and voluntarily sign below. You acknowledge and agree that you have had an opportunity to consult with your personal tax, financial planning advisor and/or attorney about the tax, financial and legal consequences of your acceptance of this Bonus before signing below.

8.    Governing Law; Modification. This Agreement shall be governed by the laws of the State of Nevada without regard to the conflict of law principles and the terms of your acceptance of this Bonus may not be modified except in writing signed by both parties.

9.    Miscellaneous. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

ABRAXAS PETROLEUM CORPORATION

By:

Name: Robert L.G. Watson

Title: President & Chief Executive Officer

PARTICIPANT

By:

Name:

Exhibit A – MIP Pool Calculation

Tier	Change of Control Value Range	MIP Pool Enhancement	Accreted Amount
I	$0-100 million	0.0%
II	$100-110 million	50.0%	$5,000,000
III	$110-140 million	5.0%	$1,500,000
IV	$140-180 million	10.0%	$4,000,000
V	$180+ million	15.0%	up to $1,500,000

MIP Pool Cap:                               Notwithstanding the foregoing, the aggregate amount of the MIP Pool shall be capped at $12.0 million.

Change of Control Value:         Shall be determined, by the Compensation Committee of the Company in good faith, based on the consideration received by the Company in any asset sale or the equity value of the Company implied by the consideration received by the stockholders of the Company in any merger or similatransaction.

MIP Payout Schedule:                   Any MIP Pool payout shall be subject to the following reductions in payout percentages based on timing of a Change of Control following adoption of the MIP:

0 – 6 months                   100% Paid

7 – 12 months                   75% Paid

13 – 18 months                 50% Paid

Thereafter                         25% Paid